  Exhibit 99

News Release

For Immediate Release

Contact Information:

Investor Relations:	Media:
Alan Magleby	Mary Athridge
410-454-5246	410-454-4421
amagleby@leggmason.com	mkathridge@leggmason.com

LEGG MASON REPORTS RESULTS FOR FIRST FISCAL QUARTER 2010

-- Net Income of $50 Million, or $0.35 per Diluted Share --

-- Cash Income, As Adjusted, of $87 Million --

-- Assets Under Management of $657 Billion --

Baltimore, Maryland – July 20, 2009 – Legg Mason, Inc. (NYSE: LM) today reported its operating results for the first fiscal quarter ended June 30, 2009.  The Company reported net income1 of $50.1 million, or $0.35 per diluted share, as compared to a net loss of $330.2 million, or $2.33 per diluted share, in the fourth quarter of fiscal 2009.  Cash income, as adjusted2, for the first quarter was $86.8 million, as compared to a cash loss, as adjusted, of $741.5 million in the fourth quarter of fiscal 2009. For the first quarter, revenues were $613.1 million, slightly lower than the $617.2 million reported in the fourth quarter of fiscal 2009.  Operating expenses of $554.8 million in the first quarter were down 16% sequentially from the prior fiscal quarter.

Assets Under Management (“AUM”) were $656.9 billion, up 4% from $632.4 billion at March 31, 2009, and down 29% from $922.8 billion at June 30, 2008.

(Amounts in millions, except per share amounts)
	Quarters ended
	June 2009	March 2009	June 2008

Operating Revenues	$613.1	$617.2	$1,054.0

Operating Expenses	554.8	662.5	825.1

Net Income (Loss)[1]	50.1	(330.2)	(36.1)

Cash Income (Loss), as adjusted[2]	86.8	(741.5)	166.5

Net Income (Loss) Per Share – Diluted[1]	0.35	(2.33)	(0.26)

Cash Income (Loss) Per Share, as adjusted[2]	0.61	(5.23)	1.17

1 Represents net income (loss) attributable to Legg Mason, Inc.  Also, effective April 1, 2009, in accordance with FSP APB 14-1, Legg Mason is required to retroactively impute (non-cash) interest expense on convertible debt using an effective interest rate that would have been attributable to nonconvertible debt at the original date of issuance.

2 Please see Supplemental Data below.

  Exhibit 99

News Release

Comments on the First Fiscal Quarter 2010 Results

Mark R. Fetting, Chairman and CEO, said, “While we recognize that there is still more to do, we are pleased to return Legg Mason to profitability. Legg Mason generated strong cash income, significantly reduced operating expenses, and reported sequential increases in assets under management at most of our affiliate companies, driven by debt and equity market appreciation and a reduction in outflows. Over the past year, the management team has been and will continue to be sharply focused on implementing key strategic initiatives designed to increase our financial strength and flexibility to best position us for improved performance and growth.  We took advantage of conditions in the marketplace to increase our equity capital and reduce our debt and related interest expense with the exchange offer we announced last week.  We will continue to manage our business with discipline on costs and resources.  While we are encouraged by the improved markets, it is important to distinguish stimulus from fundamentals in assessing the overall economic recovery.”

 “We are always looking at efficiencies within our business and will continue to emphasize improving our investment performance and generating growth, which we believe are the most significant drivers of value for our shareholders.  Initiatives underway include bringing innovative product solutions to our client base, rounding out our investment capabilities and expanding our distribution relationships,” concluded Mr. Fetting.

Assets Under Management Increased to $657 Billion

AUM increased 4% to $656.9 billion compared with $632.4 billion in the fourth fiscal quarter of 2009 primarily driven by market appreciation of 9%, offset in part by reduced client outflows.  AUM decreased 29% from $922.8 billion in the first fiscal quarter of 2009.

•

Fixed income outflows were $22 billion, equity outflows were $6 billion, and liquidity outflows were $2 billion.

•

At June 30, 2009, fixed income represented 56% of AUM, while equity and liquidity each represented 22% of AUM.

•

By business division, 70% of AUM was in the Americas Division and 30% of AUM was in the International Division.

•

Average AUM during the quarter was $647.2 billion compared to $657.4 billion in the fourth quarter of fiscal 2009 and $948.5 billion in the first quarter of fiscal 2009.

Comparison to the Fourth Quarter of Fiscal Year 2009

Net income was $50.1 million or $0.35 per diluted share as compared with a net loss of $330.2 million, or $2.33 per diluted share in the fourth quarter as last quarter’s results included the losses related to the elimination of exposure to Structured Investment Vehicles (SIVs) in our money funds, intangible asset impairment charges and real estate lease losses, offset in part by one-time tax benefits.

•

Revenues of $613.1 million were slightly lower than the $617.2 million in the prior quarter ended March 31, 2009, reflecting a 2% decline in average AUM partially offset by higher performance fees in the current quarter.

•

Operating expenses of $554.8 million decreased by 16% from the fourth quarter of fiscal 2009. This was primarily due to charges taken in the prior quarter, including intangible asset impairment and real estate lease losses which totaled $121.1 million.  Absent the impairment and real estate loss charges, severance costs and the mark-to-market impact on compensation, expenses were down 4%, reflecting the continued impact of cost savings measures.

•

Other income (expense) was $22.4 million and included $46.4 million of investment gains, of which $31.4 million related to gains on funded deferred compensation plan and seed capital investments that are offset in compensation and benefits. The remaining $15 million of gains principally related to market gains on corporate seed investments that are not offset in

  Exhibit 99

News Release

compensation and benefits. Fund support gains of $17.6 million reflect the recovery of charges taken in prior quarters on $35 million of support for non-SIV related securities in offshore money funds that was put in place in fiscal 2009. Other income (expense) in the March 2009 quarter was a loss of $646.1 million, primarily reflecting losses on elimination of SIV support in our money fund business.

•

Cash income, as adjusted, was $86.8 million, or $0.61 per diluted share, compared to a cash loss, as adjusted, of $741.5 million or $5.23 per diluted share in the fourth quarter, as last quarter’s results included realized losses from eliminating exposure to SIVs.

•

Pre-tax profit margin increased to 13.2% from a loss in the fourth quarter.  Pre-tax profit margin, as adjusted, was 18.3%, also up from a loss in the fourth quarter of 2009.

Comparison to the First Quarter of Fiscal Year 2009

Net income was $50.1 million or $0.35 per diluted share, up from a net loss of $36.1 million, or $0.26 per diluted share, in the first quarter of fiscal 2009 as the prior year’s first quarter results included money market fund support charges.

•

Revenues of $613.1 million decreased 42% from the prior year quarter, driven by a decline in fees earned due to lower average assets under management and changes in the mix of our AUM to lower average fee assets.

•

Operating expenses decreased by 33% from the prior year quarter. This was primarily due to lower distribution and servicing fees on a lower asset base, decreased variable compensation, and cost saving measures that resulted in decreases in compensation, communications and technology, occupancy and other operating expenses.

•

As previously discussed, other income (expense) in the first quarter was $22.4 million and included gains associated with funded deferred compensation plans, seed capital investments and fund support. Other income (expense) in the June 2008 quarter was a loss of $286.8 million, primarily reflecting losses on SIV support in our money fund business.

•

Cash income, as adjusted, of $86.8 million, or $0.61 per diluted share, compared to cash income, as adjusted, of $166.5 million for the first fiscal quarter 2009, or $1.17 per diluted share.

•

Pre-tax profit margin increased to 13.2% from a loss in the first fiscal quarter of 2009.  The pre-tax profit margin, as adjusted, was 18.3%, up from a loss in the prior year quarter.

Quarterly Business Developments

Product

•

Western Asset raised $219.8 million, assuming full exercise of the underwriters’ over allotment option, in a common share offering for a new closed end fund, the Western Asset Investment Grade Defined Opportunity Trust (NYSE:IGI).  The product launch represented the first significant partnership between Legg Mason and Bank of America/Merrill Lynch as a lead underwriter.

•

A new joint venture between Western Asset and The RLJ Companies was pre-approved by the Department of the Treasury to be a manager of the Public-Private Investment Partnership (PPIP) in July.

•

Long-term fund flows showed significant improvement over the past two quarters, with net positive flows in May and June.

  Exhibit 99

News Release

Performance

•

There was continued strong performance from equity managers such as Royce, with 93% of their U.S. mutual fund assets ranked four or five stars by Morningstar, and ClearBridge, with 12 of 15 U.S. mutual funds outperforming their respective benchmarks for the year-to-date period, 9 out of 14 for the 1-year period, 8 out of 14 for 3- and 5-year periods, and 11 out of 14 for the 10-year period.

•

Performance improved in the June quarter for key managers who had been experiencing performance challenges.  Although 1-year performance remained challenged, all 9 Western Asset Funds outperformed their respective benchmarks for the quarter, as did all 6 funds managed by Legg Mason Capital Management, with 5 in the 1st decile of their respective Lipper categories for the quarter.

•

Through the end of the quarter, short-term performance improved, with 73%, 72% and 54% of our U.S. long-term mutual fund assets outperforming their Lipper category averages for the 3-month, year-to-date and 1-year periods, respectively, an increase of 25, 24 and 11 percentage points from the prior quarter, respectively.  Their long-term performance remained steady with 56%, 58% and 78%, respectively, outperforming their Lipper category averages for the 3-, 5- and 10-year periods.

Balance Sheet

At June 30, 2009, Legg Mason’s cash position was $1.6 billion.  Total debt was $3.0 billion and stockholders' equity was $4.7 billion.  The ratio of total debt to total capital (total equity plus total debt) was 39%. After the proposed inducement to exchange approximately $1.1 billion of Equity Units for equity and cash, the ratio of total debt to total capital would be 25%.

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Fetting, will be held at 5:00 p.m. E.D.T. today. The call will be open to the general public. Interested participants should access the call by dialing 1-866-793-1306 (or for international calls 1-703-639-1308) at least 10 minutes prior to the scheduled start to ensure connection.

The presentation slides that will be reviewed during the conference call will be available on the Investor Relations section of the Legg Mason website (www.leggmason.com/investor_relations.aspx) shortly after the release of the quarter ended June 30, 2009 financial results.

A replay or transcript of the live broadcast will be available on the Legg Mason website, in the investor relations section, or by dialing 1-888-266-2081 (or for international calls 1-703-925-2533), access Pin Number 1379230, after completion of the call.  Please note that the replay will be available beginning at 9:00 p.m., E.D.T. on July 20, 2009 and ending on August 3, 2009.

About Legg Mason

Legg Mason is a global asset management firm, with $657 billion in assets under management as of June 30, 2009.  The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see

  Exhibit 99

News Release

"Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

Use of Supplemental Data as Non-GAAP Performance Measures

Cash Income (Loss) and Cash Income (Loss), as Adjusted

As supplemental information, we are providing performance measures that are based on methodologies other than generally accepted accounting principles (“non-GAAP”) for “cash income” and “cash income, as adjusted" that management uses as benchmarks in evaluating and comparing the period-to-period operating performance of Legg Mason, Inc. and its subsidiaries.

We define “cash income” as net income (loss) attributable to Legg Mason Inc. plus amortization and deferred taxes related to intangible assets and goodwill, and imputed interest and tax benefits on contingent convertible debt less deferred income taxes on goodwill and intangible asset impairment.  We define "cash income, as adjusted" as cash income plus (less) net money market fund support losses (gains) and impairment charges less net losses on the sale of the underlying SIV securities.

We believe that cash income and cash income, as adjusted, provide good representations of our operating performance adjusted for non-cash acquisition related items and other items that facilitate comparison of our results to the results of other asset management firms that have not engaged in money market fund support transactions, issued contingent convertible debt or done significant acquisitions, including any related goodwill or intangible asset impairments.

We also believe that cash income and cash income, as adjusted, are important metrics in estimating the value of an asset management business. These measures are provided in addition to net income, but are not a substitute for net income and may not be comparable to non-GAAP performance measures, including measures of cash earnings or cash income, of other companies. Further, cash income and cash income, as adjusted, are not liquidity measures and should not be used in place of cash flow measures determined under GAAP.  Legg Mason considers cash income and cash income, as adjusted, to be useful to investors because they are important metrics in measuring the economic performance of asset management companies, as indicators of value, and because they facilitate comparisons of Legg Mason’s operating results with the results of other asset management firms that have not engaged in money market fund support transactions or significant acquisitions.

In calculating cash income, we add the impact of the amortization of intangible assets from acquisitions, such as management contracts, to net income to reflect the fact that these non-cash expenses distort comparisons of Legg Mason’s operating results with the results of other asset management firms that have not engaged in significant acquisitions.  Deferred taxes on indefinite-life intangible assets and goodwill represent actual tax benefits that are not realized under GAAP absent an impairment charge or the disposition of the related business.  Because we actually receive these tax benefits on indefinite-life intangibles and goodwill over time, we add them to net income in the calculation of cash income.  Conversely, we subtract the income tax benefits on these impairment charges that have been recognized under GAAP. We also include imputed interest, which is a non-cash expense, on contingent convertible debt required by FSP APB 14-1 as well as the actual tax benefits on the related contingent convertible debt that are not realized under GAAP.  In calculating cash income, as adjusted, we add (subtract) net money market fund support losses (gains) less net losses on the sale of the underlying SIV securities and impairment charges to cash income to reflect that these charges distort comparisons of Legg Mason’s operating results to prior periods and the results of other asset management firms that have not engaged in money market fund support transactions or significant acquisitions, including any related impairments.

Should a disposition or impairment charge for indefinite-life intangibles or goodwill occur, its impact on cash income and cash income, as adjusted, may distort actual changes in the operating performance or value of our firm. Also, realized losses on money market fund support transactions

  Exhibit 99

News Release

are reflective of changes in the operating performance and value of our firm. Accordingly, we monitor these items and their related impact, including taxes, on cash income and cash income, as adjusted, to ensure that appropriate adjustments and explanations accompany such disclosures.

Although depreciation and amortization of fixed assets are non-cash expenses, we do not add these charges in calculating cash income or cash income, as adjusted, because these charges are related to assets that will ultimately require replacement.

A reconciliation of net income (loss) to non-GAAP cash income (loss) and cash income (loss), as adjusted, is presented below.

Pre-Tax Profit Margin as Adjusted for Distribution and Servicing Expense

Legg Mason believes that pre-tax profit margin adjusted for distribution and servicing expense is a useful measure of our performance because it indicates what our margins would have been without the distribution revenues that are passed through to third parties as a direct cost of selling our products, and thus shows the effect of these revenues on our margins. This measure is provided in addition to the Company’s pre-tax profit margin from continuing operations calculated under GAAP, but is not a substitute for calculations of margin under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins, of other companies.  A reconciliation of pre-tax profit margin adjusted for distribution and servicing expense is presented below.

  Exhibit 99

News Release

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended

	June 2009	March 2009	June 2008
Operating Revenues:
Investment advisory fees:
Separate accounts	$ 190,888	$ 192,248	$ 316,675
Funds	328,024	336,596	569,558
Performance fees	5,684	937	10,145
Distribution and service fees	86,701	85,718	153,499
Other	1,787	1,712	4,154
Total operating revenues	613,084	617,211	1,054,031

Operating Expenses:
Compensation and benefits	268,812	237,127	377,668
Distribution and servicing	172,464	180,620	307,873
Communications and technology	40,490	43,801	50,286
Occupancy	32,584	70,982	34,144
Amortization of intangible assets	5,628	8,013	9,624
Impairment of intangible assets	-	82,870	-
Other	34,791	39,133	45,489
Total operating expenses	554,769	662,546	825,084

Operating Income (Loss)	58,315	(45,335)	228,947

Other Income (Expense)
Interest income	1,821	3,511	23,268
Interest expense	(43,390)	(46,922)	(44,463)
Fund support	17,558	(606,426)	(266,874)
Other	46,400	3,697	1,307
Total other income (expense)	22,389	(646,140)	(286,762)

Income (Loss) from Operations before
Income Tax Provision (Benefit)	80,704	(691,475)	(57,815)

Income tax provision (benefit)	28,380	(364,531)	(21,734)

Net Income (Loss)	52,324	(326,944)	(36,081)
Less: Net income attributable to
to noncontrolling interests	2,270	3,280	46

Net Income (Loss) attributable to
Legg Mason, Inc.	$ 50,054	$ (330,224)	$ (36,127)

Net income (loss) per share
attributable to Legg Mason, Inc.
common shareholders:
Basic	$ 0.35	$ (2.33)	$ (0.26)

Diluted	$ 0.35	$ (2.33)	$ (0.26)

Weighted average number of shares
outstanding:
Basic	142,006	141,709	140,505
Diluted(1)	143,126	141,709	140,505

(1) Diluted shares are the same as basic shares for periods with a loss.

  Exhibit 99

News Release

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO LEGG MASON, INC.
TO CASH INCOME (LOSS), AND CASH INCOME (LOSS), AS ADJUSTED
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended
	June 2009	March 2009	June 2008

Net Income (Loss) attributable to Legg Mason, Inc.	$ 50,054	$ (330,224)	$ (36,127)

Plus (Less):
Amortization of intangible assets	5,628	8,013	9,624
Deferred income taxes on intangible assets	35,297	35,379	29,654
Deferred income taxes on impairment charges	-	(70,265)	-
Imputed interest on convertible debt(1)	8,364	8,321	7,853
Cash Income (Loss)	99,343	(348,776)	11,004

Plus (Less):
Net money market fund support(2)	(12,524)	367,449	155,446
Impairment charges	-	82,870	-
Net loss on sale of SIV securities(2)	-	(843,025)	-
Cash Income (Loss), as adjusted	$ (86,819)	$ (741,482)	$ 166,450

Net Income (Loss) per Diluted Share attributable
to Legg Mason, Inc. common shareholders	$ 0.35	$ (2.33)	$ (0.26)

Plus (Less):
Amortization of intangible assets	0.04	0.06	0.07
Deferred income taxes on intangible assets	0.24	0.25	0.21
Deferred income taxes on impairment charges	-	(0.50)	-
Imputed interest on convertible debt(1)	0.06	0.06	0.06
Cash Income (Loss) per Diluted Share	0.69	(2.46)	0.08

Plus (Less):
Net money market fund support(2)	(0.08)	2.59	1.09
Impairment charges	-	0.59	-
Net loss on sale of SIV securities(2)	-	(5.95)	-
Cash Income (Loss) per Diluted Share, as adjusted	$ 0.61	$ (5.23)	$ 1.17

(1)   Effective April 1, 2009, in accordance with FSP APB 14-1, Legg Mason is required to retroactively impute (non-cash) interest expense on convertible debt using an effective interest rate that would have been attributable to nonconvertible debt at the original date of issuance.  This adjustment also includes the actual tax benefits relating to the convertible debt that are not recognized for GAAP purposes.

(2) Includes related adjustments to operating expenses, if applicable, and income tax provision (benefit).

  Exhibit 99

News Release

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

PRE-TAX PROFIT MARGIN ADJUSTED FOR DISTRIBUTION
AND SERVICING EXPENSE
(Amounts in thousands)
(Unaudited)

	Quarters Ended
	June 2009	March 2009	June 2008

Operating Revenues, GAAP basis	$ 613,084	$ 617,211	$ 1,054,031

Less:
Distribution and servicing expense	172,464	180,620	307,873
Operating Revenues, as adjusted	$ 440,620	$ 436,591	$ 746,158

Income (Loss) from Operations before
Income Tax Provision (Benefit), GAAP Basis	$ 80,704	$ (691,475)	$ (57,815)

Pre-tax profit margin, GAAP basis	13.2%	(112.0)%	(5.5)%
Pre-tax profit margin, as adjusted	18.3	(158.4)	(7.7)

  Exhibit 99

News Release

LEGG MASON, INC. AND SUBSIDIARIES
(Amounts in billions)
(Unaudited)

Assets Under Management
	Quarters Ended
	June 2009	March 2009	December 2008	September 2008	June 2008
By asset class:
Equity	$ 143.6	$ 126.9	$ 148.4	$ 214.8	$ 253.4
Fixed Income	366.6	357.6	392.1	451.8	493.4
Liquidity	146.7	147.9	157.7	175.3	176.0
Total	$ 656.9	$ 632.4	$ 698.2	$ 841.9	$ 922.8

By asset class (average):
Equity	$ 138.0	$ 134.2	$ 169.6	$ 239.9	$ 270.9
Fixed Income	362.3	370.0	408.3	476.7	502.9
Liquidity	146.9	153.2	167.2	181.8	174.7
Total	$ 647.2	$ 657.4	$ 745.1	$ 898.4	$ 948.5

By division:
Americas	$ 456.9	$ 446.5	$ 490.3	$ 591.2	$ 650.3
International	200.0	185.9	207.9	250.7	272.5
Total	$ 656.9	$ 632.4	$ 698.2	$ 841.9	$ 922.8

Component Changes in Assets Under Management

	Quarters Ended
	June 2009	March 2009	December 2008	September 2008	June 2008
Beginning of period	$ 632.4	$ 698.2	$ 841.9	$ 922.8	$ 950.1
Net client cash flows	(30.3)	(43.5)	(77.0)	(20.0)	(18.4)
Market performance and other	54.8	(21.7)	(66.7)	(60.9)	(8.4)
Acquisitions (Dispositions), net	-	(0.6)	-	-	(0.5)
End of period	$ 656.9	$ 632.4	$ 698.2	$ 841.9	$ 922.8

By Division

Americas
Beginning of period	$ 446.5	$ 490.3	$ 591.2	$ 650.3	$ 671.2
Net client cash flows	(27.0)	(28.3)	(47.4)	(20.9)	(12.7)
Market performance and other	37.4	(14.9)	(53.5)	(38.2)	(7.7)
Acquisitions (Dispositions), net	-	(0.6)	-	-	(0.5)
End of period	$ 456.9	$ 446.5	$ 490.3	$ 591.2	$ 650.3

International
Beginning of period	$ 185.9	$ 207.9	$ 250.7	$ 272.5	$ 278.9
Net client cash flows	(3.3)	(15.2)	(29.6)	0.9	(5.7)
Market performance and other	17.4	(6.8)	(13.2)	(22.7)	(0.7)
Acquisitions (Dispositions), net	-	-	-	-	-
End of period	$ 200.0	$ 185.9	$ 207.9	$ 250.7	$ 272.5